Exhibit 99.2

EXTREME NETWORKS

FISCAL Q2 RESULTS

January 19, 2005, 5:00 p.m. ET

Chairperson: Bill Slakey

Operator:	Good afternoon, ladies and gentlemen, and welcome to Extreme Networks Fiscal Q2 results. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded today, Wednesday, January 19th, 2005.

I would now like to turn the conference over to Mr. Bill Slakey, Chief Financial Officer.

Please go ahead, sir.

Bill Slakey:	Thank you, operator.

Good afternoon, everyone. Thank you for joining us this afternoon. On the call with me today is Gordon Stitt, President and CEO of Extreme Networks. This afternoon, we issued a press release, announcing our financial results for Q2, FY 2005. A copy of this release is available on our website at ExtremeNetworks.com.

A reminder — this call is being recorded and broadcast live over the Internet and it will be posted on our website and available for replay shortly after the conclusion of the call. Let me note for you, as well, that some of the remarks made during this call may contain forward-looking statements about guidance, product introductions and customer development, which reflect the company’s current judgment on these issues. Because such statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.

In addition to the factors that may be discussed during this call, important factors that could cause actual results to differ materially are contained in the company’s form 10Qs and form 10Ks, which are on file with the Securities and Exchange Commission and available on our website.

And with that, let me turn the call over to Gordon.

Gordon Stitt:	Thanks, Bill. And thanks everyone for joining us.

We are very pleased with the results of the quarter, and of our continued growth. This is the fifth consecutive quarter that we have achieved

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revenue growth and the third consecutive quarter for profitability. We also reached a few interesting milestones during the quarter. The first of which is that we surpassed the shipping of 10 million ports. This is a clear demonstration of the industry’s positive response to our networking solutions, and a positive vote for our strong commitment to innovation and R&D. It also demonstrates that we are one of the clear leaders in building large scale, complex enterprise and metro Ethernet networks.

Another milestone we hit during the quarter was the shipping of our second major chassis switch family in just 12 months. As many of you recall, Extreme shipped its award-winning BlackDiamond 10K a year ago December and this December we began shipping an exciting new product, the first member of our voice-ready Aspen 8800 switch family. I will talk more later about both of these leading products.

On the financial front, for the fourth consecutive quarter, we laid out a set of expectations, and delivered on them.

During fiscal Q2, we generated revenues that were at the top end of the 1%-5% range that we had mapped out for ourselves at the end of the September quarter. That revenue also puts us right at the mid-point of the 15%-25% increase in revenue range that we laid out a year ago, as we posted sequential revenue increases each quarter of the last calendar year. It also puts us at a higher growth rate than the overall sector, according to IDC’s preliminary forecasts, which means we are taking market share.

Gross margins, which we had expected to be flat sequentially this quarter, improved slightly. Operating expenses as a percentage of revenue declined from the September quarter, as we continue to tightly control expenses. Those tight controls, combined with steady improvement on the top line, allowed us to improve our EPS each of the last four quarters, and to post positive net income for all of calendar year 2004.

Part of what drove our results this quarter, we believe, was the continued gradual improvement in the networking infrastructure market – a gradually strengthening environment.

But equally important, we believe that we’re seeing growing demand that is specific to Extreme products.

You’ve heard us talk about convergence, which is the integration of voice, video and data onto the data network. Convergence, along with security, are becoming the major drivers for network upgrades.

Most existing networks simply don’t have the ability to deliver on converged applications, such as voice and multi-media. This situation plays perfectly to the strength of Extreme’s strategy for building an open converged network.

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To enhance our position in the convergence market, we began shipping the first member of our new switch family, the Aspen 8800. We formally announced the Aspen family on January 10. At that time we already were in full production, with first customer deliveries made in December.

This product helped enable us to regain our position as a technology leader. And I want to emphasize, most importantly, as the technology leader in areas of the market that are the fastest growing in significance – that is IP Telephony and Enterprise class wireless networking.

Let us look at the requirements of these two high growth areas. IP Telephony is top of mind with most enterprises. It is a multi-year technology trend that improves Enterprise productivity. And with IP Telephony, dial tone matters.

When we pick up the phone, we expect the dial tone to be there all the time. We have become accustomed to needing to hit refresh on our web browsers occasionally. But I doubt we will ever wait for dial tone.

To deliver dial tone and to effectively deliver business class voice, the data network must provide very high levels of network availability and resiliency. The network must keep running in the case of changes, upgrades as well as failures.

I would like to look at three technologies that we believe are key to delivering business class voice and providing the dial tone that we all expect.

First, Power over Ethernet. Power over Ethernet – often referred to as PoE – is the preferred method for delivering power to IP telephones. Introduced in the last couple of years, PoE is now becoming mission critical to voice. It must be provided on every port, and it must be provided in a redundant fashion. You would think this would be pretty easy, but most solutions today are half baked – they don’t power all ports, or there isn’t full redundancy, or an external chassis is required. To provide it on every port, all of the time is not common today.

Second, the switch itself must provide redundancy with no single point of failure – and that means redundant switch fabrics and redundant management as well as redundant power. It means a systems design approach that delivers five nines availability and more. Dial tone needs to be delivered even when hardware has problems.

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In addition to pervasive PoE and hardware resilience, having a next generation operating system that delivers high availability is a critical part of delivering dial tone and business class voice. The monolithic operating systems introduced in the 1990s force network managers to make availability tradeoffs. For example, any process within the monolithic operating system can bring the whole switch down. In the days of mounting security threats and attacks, a particular process or protocol could be exploited. A true modular operating system on the other hand allows the failed process to be restarted without bringing the switch down. The development of this type of OS takes time and extensive experience, and is not something that any vendor can do “overnight.” This requirement – for highly resilient software— will only become more important in the future. Dial tone must be delivered even when software has problems.

The first two requirements – which are systems level requirements — have been met in the past by core LAN switches, but not by products built for the edge of the network. The total of these three requirements – both systems and OS – to deliver resiliency and dial tone must be met at all points on the network, and this creates an opportunity for Extreme.

The second area that I talked about of increasing significance is Enterprise Wireless. There have been a number of reports talking about the growth of Enterprise wireless and we have been advocates of this technology for more than two years now. The events of last week with Cisco paying such a high price for a startup in this area underscores two things – first, the importance of the sector and secondly the endorsement of the “thin AP”, or thin “Access Point” approach. The combination of thin APs and Wireless Switches is clearly the way to deliver Enterprise wireless.

Some 18 months ago we introduced our first wireless products and our vision for Enterprise wireless. Where others have treated wireless as a “bolt on,” our vision is the full integration of wired and wireless network access into a single seamless network that delivers secure, reliable communications. We call this vision “Unified Access Architecture” – the concept of a universal jack on the wall into which can be connected an IP Telephone, a computer or a lightweight access point.

Technology leadership in these two areas is critical, as these are both rapidly growing. The technology by itself is important, however, the integration of these two technologies, along with traditional data is what creates value. Users want a simple, easy to manage network.

With our recent product introduction, no one except Extreme can manage data, IP Telephony and wireless from the same console. Vendors who cannot meet these requirements will have no choice but to compete on price.

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Let me take a moment to introduce our latest product family, and address how these new systems complete our solution, meet the requirements and will further separate us from those that can only compete on price.

As I mentioned earlier, we began shipping our newest switching solution, the Aspen in December.

The new Aspen switch family is part of our strategic vision for building a converged network. Our vision involves simplifying the typical “three-tier” Enterprise network into a two-tier architecture. With two-tiers there are fewer network layers, and fewer networking boxes. Fewer boxes and fewer layers is not only simpler, but can deliver lower latency and more predictable network performance. The overall result is better performance and lower total cost of ownership.

The two-tiers of the network consist of a Unified Access tier and an Intelligent Core tier. At the edge, our Unified Access Architecture enables users to ready their network for voice, and for wireless. A year ago we introduced the BlackDiamond 10K as the product for the Intelligent Core. Now we are adding Aspen as the access product in the two-tier architecture. Each system is purpose built, and each runs ExtremeWare XOS, our modular open network operating system.

The Aspen 8800 switch family leads the market in offering robust, full-scale IP telephony deployments. In a nutshell, Aspen readies the network for voice. And since voice is a key driver for upgrades; Aspen is an ideal solution.

Aspen combines enterprise simplicity and performance to support a variety of devices, and the most demanding applications — which is what customers ought to expect of any network, and only we can deliver. Today, the restrictions that dictate where and how to work are quickly being eliminated with new technology. Customers need networks that can take advantage of the new capabilities. And, that’s the beauty of a true open converged network. Up until now, most networks have either had to make compromises in performance, or to layer in all kinds of complexity that have made supporting them very expensive. And complex networks are harder to manage and harder to protect against security threats. With the Aspen family you have the performance and simplicity, without compromise.

Network administrators love the Aspen for several reasons. It has high density, easy to use Power-over-Ethernet with redundancy. It has high

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density gigabit to the desktop and delivers a so-called “Universal Jack” that offers powered 10/100 and gigabit ports that can support a wide range of connected devices, including PCs, IP phones, cameras and lightweight wireless Access Points.

Aspen supports our Unified Access Architecture and meets the requirements that we discussed earlier. Aspen provides calculated five nines availability through redundant switch fabrics, redundant management and redundant power. Aspen’s hardware is designed to deliver enterprise class voice. And as I mentioned, Aspen runs ExtremeWare XOS providing a robust, modular operating environment.

Aspen has been certified by Avaya Labs for interoperability and for support of voice applications.

Aspen was built for our two-tier architecture, and forms the Unified Access Tier. So let’s talk about the core tier.

The BlackDiamond 10K, introduced a year ago, continues to gain momentum and industry recognition. It continues to wow both customers and industry leaders. InfoWorld Magazine just awarded the BlackDiamond 10K “Technology Product of the Year” for the second year in a row. Designed for the core of the network, BlackDiamond 10K is truly unique in its ability to deliver a complete enterprise core solution with the predictability, scalability and comprehensive features required for reliably delivering converged applications over the network. The capabilities of the BlackDiamond 10K is providing control, packet processing and virtualized services is industry leading.

Because we see 10 gigabit Ethernet as the connection between core and access, it is very encouraging to see that during the course of this quarter we saw 10 gigabit Ethernet demand grow 50% over the last quarter, which makes this the second sequential quarter that we are seeing increased demand for 10 gigabit Ethernet at this rate. I think this growth rate validates our vision for building a two-tier network.

An important part of our approach to convergence is our relationship with Avaya. The relationship reached its first anniversary during the quarter, and we continue to make very solid progress with Avaya. We are noting a bit of a shift in how we’re selling product with them. Increasingly we are selling product WITH Avaya, rather than THROUGH Avaya. I’ve referred to this with some of you as the “pixie dust effect,” whereby customers who are approached by the Extreme-and-Avaya sales teams no longer see Avaya gear with an Extreme networking component, or Extreme gear with an Avaya voice overlay. All they see is a converged networking solution that covers voice and data, which is exactly as it

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should be if we’re all doing our jobs right. And I’m very pleased that we have reached that point where the customer no longer sees a difference between Extreme and Avaya; they just see the best solution for their needs.

The customer isn’t concerned whether it’s Extreme hardware or Avaya; all they know is that their network is able to seamlessly to detect a phone – in this case an Avaya phone – which is fed onto our network. They see it immediately provisioned with the right levels of security and access, with the jitter and latency tracked, and with integration to the Avaya management platform for best-of-breed IP telephony.

We’re very, very pleased with how things are going. As you know, we are selling with Avaya in Europe as well as in the U.S., and we’re just beginning to work with them in Asia/Pacific. The partnership is more than just a reseller arrangement, and that in many ways the most exciting part of the partnership is the joint development opportunities that we have. You will begin to see those products begin shipping this calendar year.

I’ve talked about IP telephony and wireless being rapidly growing, and driving Enterprises to upgrade. And I’ve talked about our two-tier network approach with Unified Access and the intelligent core and how Aspen fits in. I’d like to now spend a few minutes talking about what our customers are doing.

As I mentioned, we are continuing to see momentum for our BlackDiamond 10K switch as the advanced network core for a growing collection of our global customers.

One prime example is NC Soft, a world leading developer and publisher of online video games. NCSoft has recently upgraded four of its global locations, including sites in the US and in Germany, with our BlackDiamond 10K switches. The network, enhanced with Ten Gigabit scalability and high availability from our core solution benefits from the continual operation capabilities of our ExtremeWare XOS software operating system. The BlackDiamond 10K assists NCSoft’s delivery of hot gaming titles such as “Lineage” and “City of Heroes” in the competitive and dynamic online Gaming market.

The Hong Kong Hospital Authority, established to manage all public hospitals in Hong Kong, has also selected multiple BlackDiamond 10K switches to serve as the core of its data center. The hospital benefits from security features including support of thousands of Access Control Lists (ACLs) and bandwidth rate shaping as well as Ten Gigabit scalability.

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On a similar note, Extreme Networks’ advanced switching technology also helped establish a prominent record in gaming, as recognized by the Guinness Book of Worlds records. The Dreamhack LAN party, an annual event in the Swedish city of Jonkoping, was recognized for hosting the largest number of attendees for a gaming festival. This unique event was powered by our BlackDiamond 10K switch, which supported all 5,200 visitors handling multiple gigabits of streaming traffic as users played feverishly against one another.

This quarter, we began initial shipments of our Aspen switch. This switch truly prepares the network for Voice and boosts our simplified two-tier network design. Aspen uniquely delivers the necessary network availability and resiliency features that keep the network running.

And we are quite pleased at the impressive collection of early customers...

Luxottica Eyewear, a leading designer, marketer and distributor of quality sunglasses and prescription eyewear, has chosen the Aspen switch in a two-tier network design along with Extreme’s BlackDiamond switches. This design simplifies the network while providing all of the necessary functionality at the edge, including resiliency, Power over Ethernet and high bandwidth gigabit and 10 gigabit ethernet links.

Welch’s Grape of Concord Mass., an existing Extreme customer for many years, has welcomed the Aspen switch into its network to serve as a redundant core. Welch’s selected Aspen for its high reliability features and its support of Power over Ethernet ports, giving them the ability to smoothly support a future migration to IP telephony.

Hawaiian Airlines, Hawaii’s biggest and longest-serving airline, has also selected the Aspen family for a significant network renewal. Aspen was chosen for its high resiliency features, working in conjunction with Extreme’s EAPS, it delivers sub 50 millisecond failover, allowing the network to recover instantaneously. The new Extreme network will support the airline’s expansive reservation systems as well as office operations.

Agere Systems, a global leader in semiconductors, has recently selected an Extreme Network featuring our new Aspen family along with the BlackDiamond 10K core switches. The advanced network design will deliver greater bandwidth to Agere, outfitting them for bandwidth intensive applications within its demanding environment.

Additionally, HPTI, a specialized government service provider and network integrator, has installed the Aspen solution at the National Oceanic and Atmospheric Administration (NOAA) in Colorado, where the switch is connecting a high performance compute cluster with dense Gigabit Ethernet.

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Extreme also continues to assist various government and healthcare organizations, verticals where we have a high degree of expertise. These include new municipal build outs for cities and municipalities, various Federal organizations, and the military.

Recently Extreme was tapped to build a data center infrastructure for The American Student Assistance (ASA), one of the most respected Federal Family Education Loan Program guaranty agencies. The ASA has helped more than 1.4M students fund their education. Extreme Networks was selected as the vendor of choice for ASA’s new home office location, where Extreme’s award-winning BlackDiamond 6800 and Summit 400 switches are utilized for their high availability features. Extreme proved to be the superior solution against our competitors.

The City of Ithaca New York is a Municipal Metro network connecting more than ten city agencies with high performance connections resulting in a converged network supporting voice and data. Venues including the police department, fire department, the youth and activities centers as well as City Hall all will benefit from a high bandwidth network preparing them for the future.

The Pentagon’s multi-year wedge renovation program continues to contribute business to Extreme, where we deliver a highly reliable and simple to manage network.

And in the healthcare segment, the Santa Barbara Regional Health Authority selected Extreme solutions to gain a converged network solution that met its requirements for maximum uptime and performance. Interestingly, the health authority relies on video surveillance supported by its IP network, which replaced a previous tape-based system that required significant time and resources to manage. The advanced new system can capture and store significantly more video.

This has been just a sample of the new and repeat customers that we are winning. Our sales team continues to perform very well under Frank Carlucci, our worldwide VP of sales for 6 months now. We’re very pleased with the leadership that he has brought to our organization.

Before I hand it over to Bill, I just want to say again that we’re very pleased with this quarter and all the forward momentum we’ve built up over the past 12 months. With the general environment continuing to show signs of ongoing, steady improvement, we believe we’re in a really sweet spot. We believe that it’s those suppliers that can deliver true

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convergence that will be in the best position to win the vast majority of upgrades over the next several years. We keep saying that the days of speeds and feeds are over, and those companies that only focus on performance will continue to be relegated to niche status, and we’re already seeing that happening.

As a reminder, our Analyst Day is coming up in New York City on February 1, and we look forward to telling you more about our vision for networking and our new solutions.

With that, I’d like to turn things over to Bill.

Bill Slakey:	Thank you, Gordon.

Good afternoon. As always, I’m going to briefly review our financial results for the quarter and then update our expectations for future performance.

As Gordon noted for you, we are very pleased with our results this quarter. Our results are in line with our expectations entering the quarter, and they cap off calendar year 2004 as one in which we achieved four quarters of sequential revenue growth and expanding profitability.

Revenue for the quarter was $100.3M, consisting of $85.8M in product revenue and $14.5M in service revenue. Total revenue was up 20% over Q2 a year ago and up 5% sequentially. Our book-to-bill ratio was above 1 for the quarter.

Service revenue was up 4% sequentially, making this the sixth consecutive quarter in which service revenues have been flat to up on a sequential basis. Service revenues were up 22% compared to the year-ago quarter.

Product revenue increased 6% sequentially and 20% year-over-year. Shipments of modular products represented 51% of sales, and stackables represented 49%. This was a slight shift towards stackable products from last quarter, but is generally consistent with our typical mix. The split of enterprise sales and service provider sales was 77% to 23%, a slight shift towards enterprise customers compared to Q1, but generally consistent with our typical mix. We had no 10% customers during the quarter.

We were encouraged by sales of the products that we believe are key to our growth prospects for calendar year 2005.

BlackDiamond 10K bookings were up sequentially, although a larger-than-usual portion of those orders were for multi-quarter projects with deliveries scheduled out for the March and June quarters. As a result, revenues were flat compared with the September quarter, with backlog for this product family up sequentially.

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Gordon noted for you the activities surrounding our Aspen product launch. We did book and ship a small amount of Aspen product to customers in the December quarter. The product is now in production and we anticipate an increased contribution from Aspen bookings and revenue in the March quarter.

We saw a strong quarter for sales of our Summit 300 wireless products in December. Revenues and bookings were both up sequentially and compared to the year ago quarter. Sales in this category benefited from strong demand for our Summit 48 port switch as well as demand for our new 24 port switch, which we began shipping in late September 2004.

10 gig port bookings, grew by more than 50% sequentially in the December quarter, on top of a better than 50% sequential growth in the September quarter. This trend has helped contribute to sales of BlackDiamond 10K and Summit 400 stackable products in particular, and we believe will help contribute to the success of Aspen as well.

Another important trend in our business is an increasing contribution from PoE ports. This is being driven by demand for IP telephony and wireless. Bookings of PoE ports increased by more than 30% sequentially in December, helping drive sales of Summit 300’s, Alpine products, as well as early orders for Aspen products.

Sales of some of our older stackable and chassis products declined during the quarter, consistent with a shift in mix towards newer products.

Looking at sales geographically, revenues in the U.S. were $43.4M, up 9% sequentially and up 54% versus the second quarter a year ago. The growth in the U.S. was broad-based, with growth in sales through resellers, national resellers, and direct sales.

In the U.S., our national resellers – Dell, SBC, Siemens, and Verizon – in total accounted for approximately 26% of our US bookings, an increase from approximately 23% in Q2 a year ago.

Revenues in our European operations, which includes the Middle East and Africa, were $29.9M, up 19% sequentially, and up 21% versus the same quarter a year ago. This was a very good result on top of a solid result in the September quarter as well. The strength in Europe was relatively broad based, coming across multiple regions and channels. We saw sequential bookings increases from both enterprise and service provider customers.

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In Japan, revenues were $17.0M, down 7% sequentially and down 14% from the second quarter a year ago. We are gradually growing our enterprise business in Japan, however our service provider business in Japan has been lumpy-to-weak for several quarters. We are taking several steps to improve our results in Japan, including the opening of additional sales offices. However, we do expect that we are likely to see weakness in our results here for an additional quarter or more before trends improve

Looking at Asia outside of Japan, revenues were $9.2M, down from $11.3M sequentially and down from $9.8M in the same quarter a year ago. Revenues in Asia are lumpy for us as a result of a large contribution from service provider business. That was the case this quarter as well.

Sales through our Avaya channel worldwide were up significantly vs. the same quarter a year ago. Revenues in Europe and Asia Pac were up sequentially, although revenues in the US through the Avaya direct channel were actually down sequentially. I think this understates the positive impact we are seeing from the Avaya relationship in the US. During the quarter several joint sales projects did close, with the customer opting to purchase Avaya product from Avaya, and the data networking products directly from us. The strength in our PoE port shipments in the quarter are also an indication that our work with Avaya is having a positive impact on our market position and market share even in cases where the end sale is not directly through the Avaya channel. We remain pleased with the results of our partnership to date and with the pipeline of opportunities we are working together.

Looking at gross margins now: Total gross margin increased to 53.8% in the quarter, up from 53.2% in Q1. Product gross margins were 55.7% up slightly from the 55.3% reported in Q1 and up from 52.3% in Q2 a year ago. On a sequential basis, product gross margin benefited from lower product costs and a slightly beneficial shift in geographic and channel mix.

Service gross margins were 42.3% for the quarter, up from 40.9% in Q1, and up substantially from 25.5% in Q2 a year ago. Our service gross margins have benefited over the past year from higher revenues as well as progress we’ve made to reduce repair costs, failure rates, and overhead.

Turning to operating expenses: Total operating expenses for the quarter were $46.2M, up from $45.8M in Q1 and flat with $46.2M in Q2 a year ago. This is a very good result, particularly compared to a year ago. We have been able to hold expenses generally flat over the past 5 quarters while increasing quarterly revenue by 20%. As a result, operating expenses as a percentage of sales have been reduced from 55% to 46% of sales during that period.

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Looking forward on operating expenses, we do expect that we will see a sequential increase in expenses of approximately $1M to $2M dollars. This increase will be driven by R&D and marketing costs related to the introduction of Aspen; by increased expenses for legal activities and Sarbanes Oxley related work; and increases in expenses as a result of changes in foreign exchange rates over the last several months.

Operating profit for the quarter was $7.8M or 7.8% of sales, compared to an operating loss of $5.8M or 6.9% of sales in Q2 a year ago.

For the quarter, other income and expense totaled $3.6M. Included in this number was a $3.9M refund for foreign consumption taxes. This refund is similar to the refund we received in the June quarter and it is the result of a tax holiday which we qualify for. That holiday has ended and we will not receive additional rebates in the future.

Profit before tax then, on a GAAP basis, was $11.4M. After tax income was $9.95M or $0.08 per share. Excluding the $3.9M tax rebate, profit before tax would have been $7.5M and profit after tax $6.6M or $0.05 per share. The total shares used to calculate diluted EPS in the quarter was 124.4 million shares. Total shares outstanding at quarter end were 121.2 million.

Looking at the balance sheet:

Total cash, cash equivalents, short-term investments and marketable securities on December 26 was $446.8M, up $6.9M sequentially, and up $34.2M from Q2 a year ago. This was very solid performance during the quarter and was the result of both improved profitability and good working capital management.

Accounts receivable were $30.8M, up $2.0M sequentially. DSOs at quarter end stood at 28 days, in line with DSOs at the end of Q1.

Net inventory at quarter end was $22.5M, down from $23.9M at the end of Q1. Inventory turns stood at a very good 8 turns for the quarter. Looking forward, we do expect a modest increase in net inventories during the third quarter as Aspen moves to volume shipment levels and as we build sufficient stocking levels to ensure prompt deliveries.

Accounts payable balances at quarter-end were $22.6M, compared with $20.4M at the end of Q1.

Some other items to note: depreciation and amortization for the quarter was $6.2M; capital expenditures for the quarter were $1.2M. Headcount at quarter-end stood at 799 regular employees which compares to 788 at the end of Q4. We also had 63 contractors on board at quarter end.

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Turning now to guidance:

For revenues, in the March quarter, we currently anticipate that our revenues will be flat to up 5% relative to the December quarter. Opportunities for revenue growth include an increased contribution from new products, including the Aspen product that is now in full production and broadly announced; a modestly improving environment for networking vendors; and our own improved sales and marketing execution, particularly in the US and Europe. These opportunities will need to be balanced against seasonal trends, which would typically lead to lower sequential revenue in the March quarter, and against weakness in our business in Japan, and the unknown impact in Asia of the recent tsunami.

On gross margins: Our expectation for the March quarter is that gross margin as a percentage of sales will be similar to the 53.8% that we reported for December. By similar we mean slightly up or slightly down depending most importantly on the precise mix of product and channel sales we ultimately record during the quarter.

On operating expenses: We have held quarterly operating expenses generally flat for 5 quarters while ramping revenue. Looking forward, we do expect that March quarter operating expenses will increase by approximately $1M to $2M. This will be driven by R&D and marketing costs associated the launch of Aspen, by costs associated with legal proceedings and Sarbanes Oxley, and by the impact of changing currency rates. On currency rates I’ll note for you that 57% of our revenues this quarter came from outside the US and that we do have a large operation in Europe, Japan, and Asia. With dollar to Euro and dollar to Yen exchange rates having weakened by approximately 5%-8% from where they stood 3 months ago, the sequential impact in our quarterly expenses could approach as much as one million dollars.

Looking out over calendar year 2005 as a whole, analyst projections for growth in our market segments vary widely, with a consensus perhaps in the high single digit to low double-digit range. Against that industry backdrop, our current expectations would be to gain share and grow faster than the market and to achieve revenue growth of 10%-20%, for calendar year 2005 versus calendar year 2004.

As revenues increase, we expect to improve operating profitability as a percentage of sales through a combination of modest improvements in gross margin, and reductions in operating expenses as a percentage of

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sales over time. We may not achieve sequential improvements in gross margin and operating margin each and every quarter of the year, but on a quarter over year ago quarter basis operating profit should be improving consistently both in dollars and as a percentage of sales.

We will have more detail to share on our plans for the year at our analyst meeting on February 1.

As always, I will note that there are risks associated with our expectations. We are encouraged by the revenue growth we have seen in the US and Europe in the past several quarters, and by the early positive reviews and customer acceptance we are seeing for new products, including Aspen. That said, our quarters are back end loaded, with approximately 50% of the business done in the last month of the quarter and so it is fair to say our visibility can be limited. And, it is still a case where one or two large deals a quarter can make the difference between sequentially up or sequentially down revenue.

Let me summarize my comments this way: We’re very pleased with the revenue growth and improved profitability that we have delivered this quarter and that we delivered each quarter of calendar year 2004. We are pleased that for the fourth consecutive quarter we have laid out our expectations for investors and then delivered on those. A number of parts of our business showed solid improvement sequentially and year-over-year. We are looking forward to seeing further improvement in our business during calendar year 2005.

And with that, let me turn the call back over to Gordon.

Gordon Stitt:	Thank you, Bill.

In summary, we are very pleased with the results of this quarter and of the calendar year. I’m also very pleased with the status of our partnerships and our technology. Our two-tier architecture, delivered with the BlackDiamond 10K and Aspen, meets the requirements of a new enterprise and allows us to not only participate, but to lead and provide an infrastructure for converged voice and wireless.

I look forward to seeing many of you in New York City on February 1st.

And with that, we’d like to open the call up for questions.

Operator:	Thank you, sir.

Ladies and gentlemen, at this time, we will begin the question-and-answer session. If you have a question, please press the star, followed by the one

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on your telephone key pad. If you’d like to decline from the polling process, you may press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection and your question will be polled in the order they are received. And if using speaker equipment, you would need to lift the handset before pressing the numbers.

Our first question comes from Alex Henderson with Smith Barney Citigroup.

Please go ahead.

Pardon me. Mr. Henderson?

Alex Henderson:	Oh, sorry. I had the mute on.

Thank you.

First, just a quick clarification on the comment on Japan, you said on the call that you expect weakness to continue for several quarters. I assume that you mean year-over-year weakness as opposed to quarter-to-quarter weakness. I just wondered if you could clarify that.

As for the general question, the question really pertains on the Avaya. I guess I’m a little confused. It sounds like your Avaya business was down on a as-reported basis, based on the most narrow metric, i.e., did it book through Avaya? On the other hand, it also sounds like your business was up solidly if you add in all of the components of business that would be ascribed to deals that were engaged through Avaya or with Avaya. Can you be a little bit more explicit on what you mean there? Because I think it’s an important metric of whether that channel is, in fact, progressing.

Gordon Stitt:	Yeah, Alex. This is Gordon. Let me take a shot at that.

I think you cast it pretty accurately in that the direct business, that is, what Avaya bought from us and resold, was down quarter-on-quarter in terms of revenue recognized. But overall, in terms of business through resellers and also business that — where we sold it side-by-side, that is, where Extreme took the order, was very strong. And also bookings were very strong in terms of all three of those areas.

So overall, I would say it’s very positive. Although the one metric, which is the single metric that we reported in the past, was down.

Alex Henderson:	And on the Japanese piece?

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Bill Slakey:	Yeah. And Alex, it’s — this is Bill. On Japan, the weakness would be on a year-over-year basis, certainly, but also on a sequential basis, we will be pushing hard to try and improve revenues from where they are right now and may not see the typical seasonal up-tick that we would see in March.

Alex Henderson:	I guess I’m a little confused. Why wouldn’t the seasonal up-tick happen in Japan? Is there something structurally eroding sequentially from the December quarter to the March quarter in Japan? I’m not sure I understand why that would be the case.

Gordon Stitt:	Yeah, Alex, this is Gordon. It’s just that there is not a lot of certainty around it in that the fiscal year does end in March. And in past years, we have seen sequential increases as a result of that. And we’re just not sure where we are in the quarter, whether that will repeat. We just want to be a little cautious there.

Alex Henderson:	But there is no specific issue. It’s just being cautious.

Gordon Stitt:	There is no specific issue.

Alex Henderson:	Great. Thanks.

Operator:	And our next question comes from Jason Ader with Thomas Weisel Partners.

Please go ahead.

Jason Ader:	Yeah. Hi.

I just had a question on the expense side and just overall operating margin, Bill. I think we’re going to see an up-tick here, you know, one to two million. But going forward, though, I’m just trying to figure out how to model you guys. Is there a sense that that one to two million is sort of the next step up and then you can kind of keep it flat from there? Or should we expect if you continue to grow revenue that you’ll have to continue to grow expenses?

Bill Slakey:	Yeah, Jason, the expectation should be that there is a step up here of $1 to $2 million a quarter. And then from that level, we would attempt to manage a very modest increase as revenues grew. There would not be, I would not expect, sequentially, large up-ticks.

Jason Ader:	Okay.

Bill Slakey:	But we will manage it tightly as revenues grow from there.

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Jason Ader:	Okay.

Bill Slakey:	But this quarter, it’s time to raise our expenses both to support new product intro, support some momentum that we’re seeing on the sales side.

Jason Ader:	Okay. That’s fair. And then you mentioned the potential negative from the weak dollar in terms of your expenses. Could you give us some sense of any revenue benefits you’ve been receiving from the weak dollar, because you do sell a lot of your products outside the U.S.?

Bill Slakey:	Yes. The revenue benefits are indirect. We sell in dollars essentially everywhere —

Jason Ader:	Okay.

Bill Slakey:	— worldwide, so we do not get a direct impact from currency. But obviously selling in dollars into the reseller channel, the resellers typically then sell out in local currency. Our products are then a bit cheaper in market and I think we see some advantages from that.

Jason Ader:	Okay. Great. And then last question, just on the deferred revenues, they were down a bit. Could you talk to that?

Bill Slakey:	Yeah. There’s two things going on on deferred revenue. About $1M of the sequential decline was the result of large projects completing, hitting milestones and therefore the deferred revenue being recognizable.

The other thing that is going on in our deferred revenue has to do with changes we have made to our service programs. This is something we have talked about for several quarters. Our previous service contracts outside the U.S. often were very inexpensive contracts which ran for three to five years and were sold at the time the initial product was sold. We’ve altered our service programs now to sell one-year contracts that are priced at more appropriate economics to us. Over the long term, this will lead to higher revenues, we believe, and higher gross margin. But it has the near-term impact of you are booking one year of service into deferred revenue as opposed to the previous three to five years. So we will go through a little adjustment period here where deferred revenues will come down a bit, but we anticipate service revenues will continue to grow as they did this quarter.

Jason Ader:	Thank you very much.

Bill Slakey:	Thank you.

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Next question? And we’re going to try and limit the questions to one going forward to get everybody on the line.

Operator:	And our next question comes from Chet White with Merriman, Curham, Ford & Company.

Please go ahead.

Chet White:	Hi. Thank you very much and congratulations on a great quarter, guys.

Bill Slakey:	Thank you.

Chet White:	Sure. Could you just comment on the wind-down of the Black Diamond 6000 series, or if even that’s fair to say? Could you just give us some scope and scale on how that’s going or if that is one of several products that is kind of the old product line versus the new Aspen?

Gordon Stitt:	Yeah, Chet, this is Gordon. The BlackDiamond 6800 had a good quarter in December and we don’t expect it to wind down, per se. It is an older product. The current version was introduced, I believe, in early 2000. And we’ve done some switch fabric upgrades. So it is a workhorse and I expect that customers who are using it, will continue to purchase it.

Chet White:	I see. And you said that some of the older chassis products declined. Could you go into some detail on that?

Gordon Stitt:	No. I won’t go into specific details. It’s products that are gradually being replaced by BlackDiamond 10K and in this quarter by some Aspen products. It’s some of the older chassis products.

Chet White:	Okay. Thank you very much.

Gordon Stitt:	Thank you, Chet.

Operator:	And our next question comes from Mark Sue with RBC Capital Markets.

Please go ahead.

Mark Sue:	Thank you.

Hi, Gordon.

Hi, Bill.

Bill Slakey:	Hi, Mark.

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Mark Sue:	Can you just give us a sense of what 10 gig was as a percentage of revenues? And if you can, also comment on 10 gig pricing now, what we should see in terms of 10 gig pricing over the next few quarters, and if you think we’re at a point where the price cuts are actually stimulating demand. And can we actually see 10 gig growth accelerate from this point on?

Bill Slakey:	Yeah, Mark. We don’t break it out specifically. We will report results to IDC and to Deloro and others in the next couple of weeks. As I did note, however, we did see approximately a 50% increase in bookings for 10 gig in the December quarter versus September. And we saw a similar increase in September as opposed to June. So we are seeing strong growth from Extreme on that. I think it is driven, as I indicated in my comments, by our new two-tier architecture and using 10 gig links to tie the core to the access and having the products that implement that pretty cost-effectively and with all the right features. In terms of the overall pricing, again, that’s something difficult to describe. A price on a modular chassis for 10 gig is quite different than the price on a stackable product. So it’s really difficult to give an overall conclusion there.

Mark Sue:	Got it. And then just on the Aspen, the Aspen is — are the chip sets fundamentally different from your other products? And is the Aspen largely a replacement product for your install base? Or are you also seeing it just from new customers for the Aspen products?

Gordon Stitt:	Well, first of all, on the second part of the question, it’s a little early to tell. You know, we see Aspen as really carving out a new niche. Its primary target market is at the access layer of a large enterprise network. We also see significant opportunities for it in high performance compute clusters, given the price and density and performance capabilities of the product. So we see a number of markets, as well as the mid-sized enterprise. So there’s a little bit of overlap with existing products, such as the BlackDiamond 6800 and the Alpine. But Aspen is really a different product and it’s targeted differently. So I think it will — there will be a little bit of replacement as people migrate to a newer technology. But, there will also be quite a few new customers that come to Extreme.

Mark Sue:	Okay. That’s helpful. Thank you, Gordon.

Gordon Stitt:	All right. Thanks, Mark.

Next question, please.

Operator:	Our next question comes from Samuel Wilson with JMP Securities.

Please go ahead.

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Samuel Wilson:	Good afternoon, gentlemen. Just a couple small questions for you, first, on the newer products you’re launching, such as Aspen, are those curing generally above corporate average gross margins when they ramp into volume production?

Bill Slakey:	Sam, when they ramp into volume production, yes, they will. The first quarter out the chute, they are often a little lower than that.

Samuel Wilson:	Right. And then secondly, a question — another one for you, Bill, is just what do you expect head count additions to be, kind of, over this next calendar year?

Bill Slakey:	Modest. We were up 11 full-time heads this quarter. If it were something similar to that quarter to quarter to quarter, that would be 5% by the end of the year. I think it’s something like that.

Samuel Wilson:	And also, Bill, on cash flow, it seems like you had a couple quarters where you were able to bring down your working capital needs. This quarter, free cash generation was kind of in line with net income. Do you think that’s kind of how it would be on a go-forward basis where cash flow is in line with net income?

Bill Slakey:	Yeah, I do. As we start to grow, we will need to put some money into working capital. I noted that we will be adding to inventories this quarter to get Aspen into the inventory. And so I expect going forward our cash flow will be nearer net income.

Samuel Wilson:	Okay. And then last question for Gordon. Just — can you talk about the competitive environment? There has been a lot of grumblings about aggressive price nature and blah, blah, blah, blah, kind of the back half of ‘04. But yet you made — in your prepared remarks, steadily improving environment. So I just kind of want to get a sense for the competitive environment out there.

Gordon Stitt:	Yeah. I think, as I said, the overall aggregate environment is improving. I think from a competitive standpoint, we haven’t seen any significant changes. Other than with our new products, I think we’re in a much better competitive position, particularly versus the large competitors, such as Cisco. I think the Aspen product really provides a very strong alternative to their 6509 product line at not only a much better price point, but also much stronger capabilities. And I also see that versus some of the companies — smaller companies that have focused on high performance compute clusters. The Aspen there is roughly a third the cost of some competitive products there. So I feel that we’re in a strong competitive situation, but certainly we face a lot of competitors and it’s a slightly improving environment.

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Samuel Wilson:	Thank you.

Gordon Stitt:	Sure.

Bill Slakey:	Thank you.

Operator:	And our next question comes from Gina Sockolow with Buckingham Research.

Please go ahead.

Gina Sockolow:	Thank you.

Just — could you go through the non-operating line and tell us, is there any other factors in there besides the foreign tax refund and also how that impacted your taxes paid and what your tax rate going forward looks like? Thank you.

Bill Slakey:	Other income and expenses is a collection of things that — the primary items on that line are interest expense for our note, which runs $7M a year, offset by interest income on the cash balance we have of — north of $400M. Typically, those two items more or less net out. And other I&E is plus or minus a few hundred thousand a quarter, depending on precise rates, et cetera.

We also on that line would record costs related to foreign exchange hedging. Costs were a little higher this quarter. I mentioned those exchange rates that are going on, or the changes in exchange rates. And then from time to time, we do have an unusual item or a non-repeatable item, such as the tax refund.

Gina Sockolow:	Okay. And the tax rate going forward?

Bill Slakey:	Tax rate going forward, we noted last quarter that as a result of the large amount of tax loss carry forwards we are carrying from previous year’s operating results that our taxes for the remainder of this fiscal year will be in a range of 15%. They were a little bit below that, in fact, this quarter.

Gina Sockolow:	Okay. Thank you.

Bill Slakey:	Thank you.

Operator:	And our next question comes from Young Chow with Lehman Brothers.

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Please go ahead.

Young Chow:	Thank you very much.

First, a quick follow-up on the tax rate question, Bill, do you expect the tax rate may get a reverse back to 35% sometime in fiscal year ‘06, or that’s going to be — run through the end of fiscal year ‘06, the 15%?

Bill Slakey:	Possibly fiscal ‘06, but more likely it’s further out. The rule for reversing back our tax losses typically would be multiple years of generated profits. So I would expect we are running at this low tax rate for some time on a reported basis. And certainly on a cash basis we will be running at this rate for quite some time.

Young Chow:	Okay. Great. My question is on the possible budget flush. One of the enterprise communication equipment companies just made some comments this evening about some Q4 budget flush they saw. I was just wondering, did you see anything in the December quarter at all in the U.S. enterprise particularly?

Bill Slakey:	That’s a hard number to put your finger on, but clearly we benefited this quarter from some seasonal up-ticks, some Q4 buying in the U.S. and Europe. I wouldn’t want to go out and try and put a number on it for you, but it is one of the things we highlighted in our thoughts on future revenue that we will be fighting some amount of seasonality here as we move into the March quarter.

Young Chow:	Okay. Great. Thanks, guys.

Bill Slakey:	Thank you.

Operator:	And our next question comes from Manny Recarey with Hoffman Bro’s.

Please go ahead.

Manny Recarey:	Thank you.

Good afternoon. Question is on the 10 gigabit market. Are you seeing the growth coming more from the enterprise side of the world or the service providers? And if I can just ask one question on Japan, again, the issues that you face there, is it more of a competitive? Or is it just the overall market where it’s weak?

Gordon Stitt:	Yeah, on the — let me answer the second part. This is Gordon. On the overall market, our business there is more than 50% carriers. And the

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carrier business has been lumpy. And although they continue to buy, it’s a little unpredictable when. We’re also coming to a point where some of those carriers are kind of waiting for demand to catch up. So we do expect it to be lumpy and we will focus more in the future on the enterprise market and make more investments in that area in Japan.

Bill Slakey:	And Manny, as it relates to 10 gig demand in the quarter, it was more slanted towards enterprise and of course our business is 70% plus enterprise, so that’s consistent.

Manny Recarey:	Okay. Thanks.

Bill Slakey:	Next question, please.

Operator:	Our next question comes from Andrew Schopick with Nutmeg Securities.

Please go ahead.

Andrew Schopick:	Thank you very much.

Gina actually asked one of my questions. But, Gordon, I’d like to ask you if you could comment a little bit more about the 10 gig market share gains that you believe you’re achieving and really which companies you feel you’re having the most success with in that particular arena right now.

Gordon Stitt:	Yeah, Andy. I think in terms of the data that I mentioned in terms of 50% growth really for each of the last two quarters, I’m not sure where that’s coming from in terms of whose hide we’re taking it out of. But I think a lot of it is due to the introduction of new products. I think Aspen will help that, as well, but also giving people a reason to buy 10 gig. I think a lot of the early installations were in high performance compute clusters and in the traditional early adopters. And what we’re seeing now is more of the mainstream enterprises putting in 10 gig.

So I think with these new products, we will have a very strong solution for high performance compute clusters and we should be able to increase share there, but also really help large enterprise use this new technology as a way to connect the access to the core.

Andrew Schopick:	Bill, with respect to that other income expense line, with cash balances rising, with interest rates rising, net-net, I would have expected to have seen a positive number there, excluding the $3.9M tax-related refund. Why wasn’t that number on balance positive in this quarter? Was it something more than just the foreign exchange hedging cost that might have been of a one-time non-recurring nature?

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Bill Slakey:	No. The other I&E has bounced around positive to negative for some time. This quarter, the primary driver of taking it from just over positive to negative was costs related to foreign exchange.

Andrew Schopick:	Okay.

Bill Slakey:	Okay.

Andrew Schopick:	Thanks.

Bill Slakey:	Thank you.

Operator:	And our next question comes from William Becklean with Oppenheimer & Company.

Please go ahead.

Preapa Salmon:	Hi. This is Preapa Salmon for Bill. I was just wondering how much of your revenues comes from new products? Even an approximate number will do.

Bill Slakey:	Yeah. That is not a number that we break out quarter-to-quarter.

Gordon Stitt:	Can we get the next question, please?

Operator:	And our final question today comes from Christian Armacost with SG Cowen.

Please go ahead.

Lucas Bianci:	Hi. This is Lucas Bianci for Christian Armacost. My question relates to the Avaya relationship and the product road map there. I think you guys had mentioned before that you were going to come out with some joint products in early 2005. And I was just wondering if that’s still on track. And if so, what we should expect to see there.

Gordon Stitt:	Yeah, Lucas. This is Gordon. Yeah, we are on track. You will see some products in the — I’ll say certainly the first half of this year. And those will be largely software products.

Lucas Bianci:	Okay. Thank you.

Gordon Stitt:	All right. Thank you very much, everyone.

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Operator:	Ladies and gentlemen, that does conclude the Extreme Networks fiscal Q2 results conference. If you would like to listen to a replay of today’s conference, you may dial 1-800-405-2236 or 303-590-3000, using pass code 11019908 #. Thank you again for your participation on today’s conference and you may now disconnect.

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